December 11, 2015
Dear Plan Participant:
This letter serves as notification that Energy Transfer Partners, L.P. (ETP) has changed the discount at which you may purchase ETP common units through ETP’s distribution reinvestment plan (the Plan) from 5% to 1%. The method for calculating the market price for the purchase of ETP common units is described in the Plan prospectus, which is publicly available as set forth below.
You may make modifications to your participation in the Plan by telephone ((888) 257-7340) or online by using the website of the Plan administrator, American Stock Transfer (AST), at www.amstock.com. Some advantages of using the website are:

•	Request the sale of all or part of ETP common units owned;

•	Request issuance of ETP common units in certificate form;

•	Online review of account balance; and

•	Online review of account history.
As described in the Plan prospectus, you may incur fees if you sell any portion of common units that are enrolled in the Plan, if you terminate your participation under the Plan or if you elect to have AST hold common units for safekeeping.
Participation in the Plan is voluntary and an investor may terminate participation at any time. ETP has filed a registration statement on Form S-3 (including the Plan prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. We encourage you to read the prospectus and other documents ETP has filed with the SEC for more complete information about ETP and the Plan, including ETP’s Current Report on Form 8-K filed on December 11, 2015 concerning the change in discount referenced in this letter. A copy of ETP’s 2014 annual report on Form 10-K and other documents filed by ETP may be obtained for free by visiting the SEC website at http://www.sec.gov. The Form 10-K, the Plan prospectus and this letter are also available on ETP’s website at www.energytransfer.com under Investor Relations.
If you have any questions, please call the Plan administrator at toll free (888) 257-7340.
Sincerely,
Thomas E. Long
Chief Financial Officer

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Energy Transfer Partners, L.P. | 8111 Westchester Drive, Suite 600 | Dallas, Texas 75225 | (214) 981-0700 | (214) 981-0701 (fax)